NEWS RELEASE

For further information, contact:	Matt Quantz, Manager – Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES $280 MILLION SELL-DOWN OF ARKOMA ASSETS; UPDATES BORROWING BASE, OPERATIONS AND PRODUCTION AND COST GUIDANCE

LAFAYETTE, LA – June 5, 2015 - PetroQuest Energy, Inc. (NYSE: PQ) today announced the closing of the sale of the majority of its interests in the Woodford and Mississippian Lime (the “Sold Assets”) for gross proceeds of $280 million, subject to estimated purchase price adjustments between the effective date of January 1, 2015 and the closing date. During the first quarter of 2015, the Sold Assets produced approximately 46 MMcfe/d and generated net operating cash flow of approximately $7.5 million. As of December 31, 2014, the Company’s estimated proved reserves attributable to the Sold Assets totaled approximately 227 Bcfe (63% proved developed) with estimated discounted net cash flow (PV-10) of $249 million, using SEC pricing ($3.58 per Mcf of gas, $21.47 per barrel of natural gas liquids and $93.48 per barrel of oil).

The Company will retain a small working interest in the Sold Assets as well as maintain its working interest in the Woodford assets located on the east side of its acreage position (East Hoss). As a result, the Company will continue to drill and operate all wells throughout its Woodford acreage position under a services agreement. The Company is in the process of flowing back eight wells (average NRI 14%) in the East Hoss area with two rigs expected to continue working for the remainder of 2015.

Borrowing Base Update
In conjunction with the divestiture, the Company’s bank credit facility was amended to extend the maturity date from October 2016 to June 2020, subject to certain conditions. In addition, the borrowing base was revised from $190 million to $70 million, with the lender’s commitments fixed at $70 million. The next redetermination is scheduled to occur on or around September 1, 2015.

The Company used a portion of the proceeds from the divestiture to repay all borrowings outstanding under its bank credit facility. In addition to having an undrawn revolver, the Company currently has approximately $130 million in cash with an additional $14 million in deferred sales proceeds to be received prior to December 31, 2015.

As a result of the asset sale, the Company plans to unwind certain of its 2015 gas hedge contracts in order to comply with the covenants in its bank credit facility. The Company is currently evaluating its gas hedge positions and expects to complete this process by June 30, 2015.

Operations Update
In the Gulf Coast, the Company is nearing completion of construction work at its Thunder Bayou facility. All critical production equipment has been installed and only a minimal amount of pipe and electrical interconnections remain. As result, the Company expects that its Thunder Bayou project will commence production next week. Investors interested in viewing the facility and construction progress can access a short video posted on the Company’s website at http://www.petroquest.com/thunder-bayou-production-facilities/

In East Texas, the Company recently completed its PQ #18 (NRI - 38%) horizontal Cotton Valley well. The well achieved a maximum 24-hour gross rate of 8,219 Mcf of gas, 547 barrels of natural gas liquids and 37 barrels of oil. While PQ #18 was the last scheduled Cotton Valley well in the original 2015 capital budget, the Company is evaluating the potential timing of restarting its Cotton Valley drilling program in 2015.

The following updates guidance for the second quarter of 2015 and initiates guidance for the third quarter of 2015 to reflect the estimated impact of the Arkoma divestiture:

Guidance for
Description	2nd Quarter 2015

Production volumes (MMcfe/d)	105 - 108

Percent Gas	74%
Percent Oil	9%
Percent NGL	17%

Expenses:
Lease operating expenses (per Mcfe)	$1.10 - $1.20
Production taxes (per Mcfe)	$0.08 - $0.12
Depreciation, depletion and amortization (per Mcfe)	$1.85 - $1.95
General and administrative (in millions)*	$5.0 - $5.5
Interest expense (in millions)	$7.9 - $8.4

* Includes non-cash stock compensation estimate of $1.6 million

Guidance for
Description	3rd Quarter

Production volumes (MMcfe/d)	75 - 81

Percent Gas	73%
Percent Oil	12%
Percent NGL	15%

Expenses:
Lease operating expenses (per Mcfe)	$1.25 - $1.35
Production taxes (per Mcfe)	$0.08 - $0.12
Depreciation, depletion and amortization (per Mcfe)	$2.30 - $2.40
General and administrative (in millions)*	$5.0 - $5.5

* Includes non-cash stock compensation estimate of $1.6 million

Management Statement
“This asset sale is transformational in terms of its impact to our leverage and liquidity. Additionally, by consolidating down to two primary operating regions we will now be able to focus our efforts on the multi-year development of the Carthage field in East Texas, where we believe based upon outstanding recent results, that we have assembled a premier asset in the core of the Cotton Valley trend. Our Gulf Coast free cash flow can now be redirected to the consistent development of the more than 200 identified Cotton Valley locations, which we expect will provide PetroQuest a long-term platform for substantial growth and strong returns,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Our Tulsa team has done an extraordinary job over the last 10 years developing our Woodford asset into one of the leading properties in the Arkoma basin. This group’s experience in delivering value and driving returns is expected to play an integral role in the continued development of these assets.”

The Company’s board of directors was advised by Evercore regarding certain financial matters associated with the transaction.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in Texas, Oklahoma, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   All statements other than statements of historical fact included in this news release are forward-looking statements. Although PetroQuest believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014, our estimate of the sufficiency of our existing capital sources, including availability under our senior secured bank credit facility and the result of any borrowing base redetermination, our ability to raise additional capital to fund cash requirements for future operations, the effects of a financial downturn or negative credit market conditions on our liquidity, business and financial condition, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our ability to find oil and natural gas reserves that are economically recoverable, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, our ability to realize the anticipated benefits from our joint ventures, the timing of development expenditures and drilling of wells, hurricanes, tropical storms and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracking operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the SEC. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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